Exhibit 10.35.1

Execution Counterpart

CREDIT AGREEMENT

dated as of

June 30, 2005

between

CAPITALSOURCE FUNDING V TRUST,
as Borrower

CS FUNDING V DEPOSITOR INC.,
as Depositor

CAPITALSOURCE FINANCE LLC,
as Originator

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

$300,000,000

i

ii

SCHEDULE I — Commitments
SCHEDULE II — Mandatory Cost Schedule

EXHIBIT A — Form of Assignment and Assumption
EXHIBIT B — Form of Guarantee and Security Agreement

iii

          CREDIT AGREEMENT dated as of June 30, 2005, between CAPITALSOURCE FUNDING V TRUST, as Borrower, CS FUNDING V DEPOSITOR INC., as Depositor, CAPITALSOURCE FINANCE LLC, as Originator and Servicer, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

          The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) extend credit to it in an aggregate principal or face amount not exceeding $300,000,000 at any one time outstanding. The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.01. Defined Terms. Except as otherwise specified herein or as the context may otherwise require, capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Sale and Servicing Agreement for all purposes of this Agreement. In addition, as used in this Agreement, the following terms have the meanings specified below:

          “Adjusted LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

          “Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

          “Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Administration Agreement” means the Administration Agreement dated as of June 30, 2005 between the Borrower and CapitalSource Finance LLC.

          “Administrator” means CapitalSource Finance LLC, in its capacity as Administrator, or any successor Administrator under the Administration Agreement.

          “Advances” means the advances from time to time made by the Lenders to the Borrower pursuant to this Agreement.

          “Agreed Foreign Currency” means, at any time, any of Canadian Dollars, English Pounds Sterling, Euros and, with the agreement of each Lender, any other Foreign Currency, so long as, in respect of any such specified Currency or other Foreign Currency, at such time (a) such Currency is dealt with in the London (or, in the case of English Pounds Sterling, Paris) interbank deposit market, (b) such Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Currency by any Lender for making any Advance hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

          “Applicable Margin” means: (a) with respect to any Syndicated Federal Funds Advance, 1.250% per annum; (b) with respect to any Swingline Advance, 1.500% per annum; and (c) with respect to any Eurocurrency Advance, 0.750% per annum.

          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          “Authorized Officer” means, with respect to the Borrower, any officer of the Owner Trustee who is authorized to act for the Owner Trustee in matters relating to the Borrower and who is identified on the list of Authorized Officers delivered by the Owner Trustee to the Administrative Agent on the Closing Date (as such list may be modified or supplemented from time to time thereafter) and, so long as the Administration Agreement is in effect, any Vice President or more senior officer of the Administrator who is authorized to act for the Administrator in matters relating to the Borrower and to be acted upon by the Administrator pursuant to the Administration Agreement and who is identified on the list of Authorized Officers delivered by the Administrator to the Administrative Agent on the Closing Date (as such list may be modified or supplemented from time to time thereafter).

          “Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

          “Basic Documents” means, collectively, this Agreement, the Letter of Credit Documents, the Guarantee and Security Agreement, the Borrower Mortgage(s),

the Sale and Servicing Agreement, the Loan Sale Agreement, the Trust Agreement, the Administration Agreement, the Intercreditor Agreement and the Lockbox Agreement.

          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

          “Borrower” means CapitalSource Funding V Trust, a statutory trust organized under the laws of the State of Delaware.

          “Borrower Mortgage(s)” means, collectively, one or more instruments of Mortgage, Deed of Trust, Assignment of Rents, Guarantee and Security Agreement and Fixture Filing executed by the Borrower in favor of the Collateral Custodian as Trustee, for the benefit of the Administrative Agent and the Lenders, in each case in form and substance satisfactory to the Administrative Agent and covering the respective properties and leasehold interests sold by the Depositor to the Borrower from time to time, as such instruments of Mortgage, Deed of Trust, Assignment of Rents, Guarantee and Security Agreement and Fixture Filing shall be modified and supplemented and in effect from time to time.

          “Borrowing” means (a) all Syndicated Federal Funds Advances made, converted or continued on the same date, (b) all Eurocurrency Advances denominated in the same Currency that have the same Interest Period or (c) a Swingline Advance.

          “Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit F to the Sale and Servicing Agreement and appropriately completed.

          “Borrowing Request” means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03.

          “Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in the Currency of such Borrowing are carried out in the London (or, in the case of English Pounds Sterling, Paris) interbank market and (c) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Borrowing denominated in any Foreign Currency, or to a notice by the Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a day on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center for such Foreign Currency.

          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Class”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are Syndicated Advances or Swingline Advances.

          “Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” has the meaning specified in the Guarantee and Security Agreement.

          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Syndicated Advances and to acquire participations in Letters of Credit and Swingline Advances hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $300,000,000.

          “Commitment Termination Date” means the Payment Date falling on or nearest to June 30, 2008.

          “Credit Extension Date” means any date on which an Advance is made or a Letter of Credit is issued hereunder.

          “Credit Party” means, collectively, the Borrower and the Subsidiary Guarantors.

          “Currency” means Dollars or any Foreign Currency.

          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          “Dollar Equivalent” means, with respect to any Borrowing (or FX Loan) denominated in any Foreign Currency, the amount of Dollars that would be required to purchase the amount of the Foreign Currency of such Borrowing (or FX Loan) on the date two Business Days prior to the date of such Borrowing (or, in the case of any determination made under Section 2.10(b) or redenomination under the last sentence of Section 2.17(a) or pursuant to the Sale and Servicing Agreement, on the date of determination or redenomination therein referred to), based upon the spot selling rate at which the Administrative Agent offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

          “Dollars” or “$” refers to lawful money of the United States of America.

          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, and including any Lien filed against any property covered by the Borrower Mortgage(s) in favor of any governmental entity), of the Borrower or any of its Affiliates directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Eurocurrency”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Event of Default” has the meaning assigned to such term in Article VII.

          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e), except to the extent that such

Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

          “Federal Funds”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are denominated in Dollars and bearing interest at a rate determined by reference to the Federal Funds Rate.

          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Federal Funds Rate” means, for any day, a fluctuating rate per annum equal to the rate appearing on Page 5 of the Telerate Service as the “Federal Funds Ask Rate” (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to overnight Federal funds) at or about 9:30 a.m. (New York City time). The Administrative Agent will confirm the “Federal Funds Rate” to the Lenders by 2:00 p.m. (New York City time) on the date a Federal Funds Advance is made and on each Business Day on which such Advance remains outstanding. In the event that such rate is not available for any Borrowing at such time for any reason, then the “Federal Funds Rate” with respect to such Borrowing shall be the “offered rate” as determined for such day by JPMCB for overnight federal funds, which rate shall be reasonably representative (in the judgment of JPMCB) of market conditions at the time.

          “Foreign Currency” means at any time any Currency other than Dollars.

          “Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

          “GAAP” means generally accepted accounting principles in the United States of America.

          “Grant” means mortgage, pledge, bargain, sell, warrant, alienate, remise, release, convey, assign, transfer, create and grant a lien upon and a security interest in and right of set-off against, deposit, set over and confirm pursuant to the Security Documents. A Grant of the Collateral or of any other agreement or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of the Collateral and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          “Guarantee and Security Agreement” means a Guarantee and Security Agreement substantially in the form of Exhibit B between the Borrower, each Subsidiary of the Borrower that shall become a party thereto pursuant to Section 5.03 of the Guarantee and Security Agreement, the Administrative Agent and the Collateral Custodian, as the same shall be modified and supplemented and in effect from time to time.

          “Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A to the Guarantee and Security Agreement between the Collateral Agent and an entity that, pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request, consistent with the requirements of Section 5.08).

          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Interest Election Request” means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.07.

          “Interest Period” means, for any Eurocurrency Advance or Borrowing, the period commencing on the date of such Advance or Borrowing and ending on the first, second, third or sixth Payment Date thereafter; provided, that no Interest Period shall have a duration of less than one month (and any Interest Period that would otherwise have a duration of less than one month shall not be available hereunder), except that an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Commitment Termination Date shall be permitted to be of less than one month’s duration.

          “Issuing Lender” means JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j).

          “JPMCB” means JPMorgan Chase Bank, N.A.

          “LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

          “Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

          “Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

          “LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing denominated in any Currency, the rate appearing on the Screen at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as LIBOR for deposits denominated in such Currency with a maturity comparable to such Interest Period. In the event that such rate is not available on the Screen at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which deposits in such Currency in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London (or, in the case of English Pounds Sterling, Paris) interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, the LIBO Rate for any Eurocurrency Advance denominated in English Pounds Sterling for any Interest Period shall be the sum of (i) the rate referred to above plus (ii) the MCR Cost.

          “LIBOR” means, for any Currency, the rate at which deposits denominated in such Currency are offered to leading banks in the London (or, in the case of English Pounds Sterling, Paris) interbank market.

          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          “Local Time” means, with respect to any Advance denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Advance is denominated or such payment is to be made.

          “Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

          “Material Adverse Effect” has the meaning assigned to such term in Section 3.01(a).

          “MCR Cost” means, with respect to any Lender, the cost imputed to such Lender of compliance with the Mandatory Cost Rate requirements of the Bank of England during the relevant period, determined in accordance with Schedule II.

          “National Currency” means the currency, other than the Euro, of a Participating Member State.

          “Obligor” with respect to any Loan, means the obligor(s) under the related Required Loan Documents, including any Person that has acquired the related Loan Collateral and assumed the obligations of the original obligor under the related Required Loan Documents, but excluding, in each case, any such Person that is an obligor or guarantor that is in addition to the primary obligors or guarantors with respect to the assets, cash flows or credit of which the related Loan is principally underwritten.

          “Officer’s Certificate” means a certificate signed by any Authorized Officer of the Borrower or the Administrator. Unless otherwise specified, any reference in this Agreement to an Officer’s Certificate shall be to an Officer’s Certificate of any Authorized Officer of the Borrower or the Administrator.

          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Basic Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Basic Document.

          “Owner Trust Estate” has the meaning assigned to such term in the Trust Agreement.

          “Owner Trustee” means Wilmington Trust Company, acting not in its individual capacity, but solely as Owner Trustee under the Trust Agreement.

          “Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

          “Payment Date” means (a) the 10th day of each calendar month (or, if any such day is not a Business Day, the next succeeding Business Day), the first of which shall be the first such day after the date hereof, and (b) the Commitment Termination Date.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          “Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

          “Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

          “Register” has the meaning set forth in Section 9.04.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Syndicated Advances and its LC Exposure and Swingline Exposure at such time.

          “Sale and Servicing Agreement” means the Sale and Servicing Agreement dated as of June 30, 2005, among the Borrower, the Depositor, the Servicer, the Originator and the Administrative Agent on behalf of the Lenders.

          “Screen” means, for any Currency, the relevant display page for LIBOR for such Currency (as determined by the Administrative Agent) on the Telerate Service; provided that, if the Administrative Agent determines that there is no such relevant display page for LIBOR for such Currency, “Screen” means the relevant display page for LIBOR for such Currency (as determined by the Administrative Agent) on the Reuter Monitor Money Rates Service.

          “Security Documents” means, collectively, the Guarantee and Security Agreement, the Borrower Mortgage(s), all Uniform Commercial Code financing statements filed with respect to any Collateral, and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered on or after the date hereof by any of the Credit Parties pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

          “Servicer Default” means any event or condition which constitutes a Servicer Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become a Servicer Event of Default.

          “Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an investment held by the Borrower in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

          “Subsidiary Guarantor” means any Subsidiary that is a Guarantor under the Guarantee and Security Agreement.

          “Swingline Advance” means an Advance made pursuant to Section 2.04.

          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Advances outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

          “Swingline Lender” means JPMCB, in its capacity as lender of Swingline Advances hereunder.

          “Syndicated”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are made pursuant to Section 2.01.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Basic Documents, the borrowing of Advances, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

          “Trust Agreement” means the Trust Agreement dated as of June 30, 2005 between the Depositor and the Owner Trustee.

          “Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Federal Funds Rate.

          SECTION 1.02. Classification of Advances and Borrowings. For purposes of this Agreement, Advances may be classified and referred to by Class (e.g., a “Syndicated Advance”), by Type (e.g., a “Federal Funds Advance”) or by Class and Type (e.g., a “Syndicated Federal Funds Advance”). Borrowings also may be classified and referred to by Class (e.g., a “Syndicated Borrowing”), by Type (e.g., a “Federal Funds Borrowing”) or by Class and Type (e.g., a “Syndicated Federal Funds Borrowing”). Advances and Borrowings may also be identified by Currency.

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

          SECTION 1.05. Currencies; Currency Equivalents.

          (a) Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.10(b) and the last sentence of Section 2.17(a), for purposes of determining (i) whether the amount of any Borrowing, together with all other Borrowings then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Commitments, (ii) the aggregate unutilized amount of the Commitments and (iii) the outstanding aggregate principal amount of Borrowings, the outstanding principal amount of any Borrowing that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Interest Period”). Wherever in this Agreement in connection with a Borrowing or Advance an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Advance is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

          (b) Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the date hereof shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any

Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

          Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the date hereof; provided that the Administrative Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

ARTICLE II

THE CREDITS

          SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein (and without limiting the provisions of Section 2.04 and 2.05), each Lender agrees to make Syndicated Advances in Dollars or in any Agreed Foreign Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the lesser of the total Commitments and the Borrowing Base then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Syndicated Advances.

          SECTION 2.02. Advances and Borrowings.

          (a) Obligations of Lenders. Each Syndicated Advance shall be made as part of a Borrowing consisting of Advances of the same Currency and Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Advance required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Advances as required.

          (b) Type of Advances. Subject to Section 2.13, each Syndicated Borrowing shall be constituted entirely of Federal Funds Advances or of Eurocurrency Advances denominated in a single Currency as the Borrower may request in accordance herewith. Each Swingline Advance shall be a Federal Funds Advance. Each Federal Funds Advance (whether a Syndicated Advance or a Swingline Advance) shall be denominated in Dollars. Each Lender at its option may make any Eurocurrency Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such

Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.

          (c) Minimum Amounts; Limitation on Number of Borrowings. Each Syndicated Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000; provided that a Syndicated Federal Funds Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Swingline Advance shall be in an amount equal to $500,000 or a larger multiple thereof. Borrowings of more than one Class, Currency and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of (x) 20 Eurocurrency Borrowings in Dollars outstanding and (y) 10 Eurocurrency Borrowings in Agreed Foreign Currencies outstanding.

          (d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

          SECTION 2.03. Requests for Syndicated Borrowings.

          (a) Notice by the Borrower. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing or (iii) in the case of a Syndicated Federal Funds Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

          (b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

     (i) the aggregate amount and Currency of the requested Borrowing;

     (ii) the date of such Borrowing, which shall be a Business Day;

     (iii) in the case of a Syndicated Borrowing denominated in Dollars, whether such Borrowing is to be a Federal Funds Borrowing or a Eurocurrency Borrowing;

     (iv) the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

          (c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Advance to be made as part of the requested Borrowing.

          (d) Failure to Elect. If no election as to the Currency of a Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be denominated in Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          SECTION 2.04. Swingline Advances.

          (a) Agreement to Make Swingline Advances. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Advances to the Borrower from time to time during the Availability Period, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Advances exceeding $30,000,000 and (ii) the total Revolving Credit Exposures exceeding the lesser of the total Commitments and the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Advance to refinance an outstanding Swingline Advance. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Advances.

          (b) Notice of Swingline Advances by the Borrower. To request a Swingline Advance, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Advance. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), whether such Swingline Advance shall consist of Federal Funds Advances and amount of the requested Swingline Advance. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Advance available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 5:00 p.m., New York City time, on the requested date of such Swingline Advance.

          (c) Participations by Lenders in Swingline Advances. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Advances outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Advances in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Advance or

Advances. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Advance or Advances. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Advances made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Advance acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Advance shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Advance after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Advance pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

          SECTION 2.05. Letters of Credit.

          (a) General. Subject to the terms and conditions set forth herein, in addition to the Advances provided for in Section 2.01, the Borrower may request the Issuing Lender to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or any Agreed Foreign Currency for its own account and the account of any Obligor, as the case may be, in such form as is acceptable to the Issuing Lender in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

          (b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the Obligor for whom such Letter of Credit is being issued and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit which, if requested by the Issuing Lender, shall be countersigned by the relevant Obligor. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Lender (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed $150,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the lesser of the total Commitments and the Borrowing Base then in effect.

          (d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Commitment Termination Date; provided that Letters of Credit expiring after the Commitment Termination Date shall be permitted, so long as the Borrower (x) deposits into the Collection Account an amount equal to 102.0% of the amount of such Letter of Credit not later than five business days prior to the Commitment Termination Date and (y) pays in full prior to the Commitment Termination Date all commissions required to be paid with respect to any such Letter of Credit through the then-current expiration date of such Letter of Credit.

          (e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

          In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender promptly upon the request of the Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Advances made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute an Advance and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          (f) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time. Such reimbursement shall be made in Dollars and, in the case of a Letter of Credit denominated in an Agreed Foreign Currency, at the Dollar Equivalent of the amount of such Letter of Credit on the date of reimbursement unless the Administrative Agent determines otherwise, including if cash collateral in an Agreed Foreign Currency is granted pursuant to Section 2.05(k).

          If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

          (g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

          Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

     (i) the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

     (ii) the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

     (iii) this sentence shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

          (h) Disbursement Procedures. The Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

          (i) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Syndicated Federal Funds Advances; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Lender shall be for account of such Lender to the extent of such payment.

          (j) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (k) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Advances has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.05(d), the Borrower shall immediately deposit into the Collection Account an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.05(d), the amount required under Section 2.05(d); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent in the Collection Account as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” under and as defined in the Guarantee and Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Collection Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

          SECTION 2.06. Funding of Borrowings.

          (a) Funding by Lenders. Each Lender shall make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Advances shall be made as provided in Section 2.04. The Administrative Agent will make such Advances available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

          (b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to Federal Funds Advances. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Advance included in such Borrowing.

          SECTION 2.07. Interest Elections.

          (a) Elections by the Borrower for Syndicated Borrowings. The Advances constituting each Syndicated Borrowing initially shall have the Interest Period specified in the applicable Borrowing Request. Thereafter, the Borrower may elect the Interest Period therefor, as provided in this Section; provided, however, that (i) a Syndicated Borrowing denominated in one Currency may not be continued as, or converted to, a Syndicated Borrowing in a different Currency, (ii) no Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the aggregate Revolving Credit Exposures would exceed the aggregate Commitments, and (iii) a Eurocurrency Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Advances constituting such Borrowing, and the Advances constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

          (b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) of this paragraph shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

     (iii) the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

          (d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

          (e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be a Federal Funds Borrowing unless an Agreed Foreign Currency has been specified, in which case the requested Syndicated Borrowing shall be a Eurocurrency Borrowing with an Interest Period ending on the first Payment Date falling at least one month thereafter denominated in such Agreed Foreign Currency. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Eurocurrency Borrowing may have an Interest Period of more than one month’s duration.

          SECTION 2.08. Termination and Reduction of the Commitments.

          (a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

          (b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $10,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Syndicated Advances in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Commitments then in effect.

          (c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

          (d) Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

          SECTION 2.09. Repayment of Advances; Evidence of Debt.

          (a) Repayment. The Borrower hereby unconditionally promises to pay the Advances as follows:

     (i) to the Administrative Agent for account of the Lenders the outstanding principal amount of the Syndicated Advances on the Commitment Termination Date, and

     (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Advance on the earlier of the Commitment Termination Date and the first Payment Date at least two Business Days after such Swingline Advance is made; provided that on each date that a Syndicated Borrowing is made, the Borrower shall repay all Swingline Advances then outstanding.

          (b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay (i) firstly, any outstanding Federal Funds Borrowings and (ii) secondly, to repay other outstanding Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding Federal Funds Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Syndicated Borrowing shall be applied ratably to the Advances included in such Borrowing.

          (c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

          (d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Advance made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

          (e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

          (f) Promissory Notes. Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.10. Prepayment of Advances.

          (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

          (b) Mandatory Prepayments — Foreign Currency Valuation.

     (i) Determination of Amount Outstanding. Not later than two Business Days prior to each Payment Date and promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate Revolving Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Advance that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Advance, determined as of such Payment Date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof.

     (ii) Prepayment. If, on the date of such determination the aggregate Revolving Credit Exposure exceeds 105% of the aggregate amount of the Commitments as then in effect, the Borrower shall, if requested by the Required Lenders (through the Administrative Agent), prepay the Syndicated Advances and Swingline Advances (and/or provide cover for LC Exposure as specified in Section 2.05(k)) in such amounts as shall be necessary so that after giving effect thereto the aggregate Revolving Credit Exposure does not exceed the Commitments.

For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Lenders to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the aggregate Revolving Credit Exposure. The Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any rolling three month period. Any prepayment pursuant to this paragraph shall be applied, first, to Swingline Advances outstanding, second, to Syndicated Advances outstanding and third, as cover for LC Exposure.

          (c) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Advance, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time (or, in the case of a Borrowing denominated in a Foreign Currency, 11:00 a.m., London time), three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated Federal Funds Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Advance, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Syndicated Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Advances included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(b).

          SECTION 2.11. Fees.

          (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 0.15% on the average daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date. Accrued commitment fees shall be payable on each Payment Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Syndicated Advances and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

          (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including each Payment Date shall be payable on such Payment Date, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

          SECTION 2.12. Interest.

          (a) Federal Funds Advances. The Advances constituting each Federal Funds Borrowing (including each Swingline Advance) shall bear interest at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin.

          (b) Eurocurrency Advances. The Advances constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Margin.

          (c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Advance or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Advance, 2% plus the rate otherwise applicable to such Advance as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to Federal Funds Advances as provided in paragraph (a) of this Section.

          (d) Payment of Interest. Accrued interest on each Advance shall be payable in arrears on each Payment Date for such Advance and, in the case of Syndicated Advances, upon termination of the Commitments; provided that interest accrued pursuant to paragraph (c) of this Section shall be payable on demand.

          (e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Federal Funds Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurocurrency Borrowing (the Currency of such Borrowing herein called the “Affected Currency”):

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for the Affected Currency for such Interest Period; or

     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Advances included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and, if the Affected Currency is Dollars, such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated Federal Funds Borrowing, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as a Syndicated Federal Funds Borrowing and (iii) if the Affected Currency is a Foreign Currency, any Borrowing Request that requests a Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective.

          SECTION 2.14. Increased Costs.

          (a) Increased Costs Generally. If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or

     (ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurocurrency Advance (or of maintaining its obligation to make any such Advance) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

          (c) Certificates from Lenders. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Advance other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Advance other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Advance on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(c) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.18(b) of any Eurocurrency Advance other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Advance, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Advance denominated in the Currency of such Advance for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Advance (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Currency for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such Currency from other banks in the eurocurrency market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.16. Taxes.

          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Basic Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

          SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Basic Document (except to the extent otherwise provided therein) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Basic Document and except payments to be made directly to the Issuing Lender or the Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Advance denominated in Dollars, but not including principal of, and interest on, any Advance denominated in any Foreign Currency or payments relating to any such Advance required under Section 2.15, which are payable in such Foreign Currency) or under any other Basic Document (except to the extent otherwise provided therein) are payable in Dollars.

          (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing shall be made from the Lenders, each payment of commitment fee under Section 2.11 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.08 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Syndicated Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Syndicated Advances) or their respective Advances that are to be included in such Borrowing (in the case of conversions and continuations of Advances); (iii) each payment or prepayment of principal of Syndicated Advances by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Advances held by them; and (iv) each payment of interest on Syndicated Advances by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Advances then due and payable to the respective Lenders.

          (d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Advances or participations in LC Disbursements or Swingline Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Advances and participations in LC Disbursements and Swingline Advances and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Advances and participations in LC Disbursements and Swingline Advances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Advances and participations in LC Disbursements and Swingline Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

          (f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.06(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Advances hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Lender and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in LC Disbursements and Swingline Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

          SECTION 3.01. Representations and Warranties of the Borrower and the Depositor. The Borrower and the Depositor hereby jointly and severally make the following representations and warranties to the Administrative Agent and each Lender, as of the Closing Date and as of the date of each Credit Extension, and the Lenders shall be deemed to have relied on such representations and warranties in making each Credit Extension on each Credit Extension Date:

     (a) Organization and Qualification. The Borrower has been duly organized and is validly existing and in good standing as a statutory trust under the laws of the State of Delaware, with requisite trust power and authority to own its properties and to transact the business in which it is now engaged, including to enter into and perform its obligations under each Basic Document to which it is a party, and is duly qualified to do business and is in good standing (or is exempt from such requirements) in each State of the United States where the nature of its business requires it to be so qualified and the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect (herein, a “Material Adverse Effect”) on (i) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its obligations under this Agreement or any of the other Basic Documents to which it is a party or (iii) the rights of or benefits available to the Lenders under this Agreement or any of the other Basic Documents.

     (b) No Conflict. The execution, delivery and performance by the Borrower of its obligations under each Basic Document to which it is a party and the consummation of the transactions therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created by the Basic Documents), charge or encumbrance upon any of the property or assets of the Borrower or any of its Affiliates pursuant to the terms of, any of its organizational documents or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it or any of its Affiliates is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its organizational documents or any Governmental Rule applicable to the Borrower or any of its properties.

     (c) Authorization and Enforceability. Each of the Basic Documents to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and (assuming due authorization, execution and delivery by each other party thereto) is a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to enforcement of bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     (d) No Violation. The Borrower is not in violation of its organizational documents or in default under any agreement, indenture or instrument the effect of which violation or default could reasonably be expected to have a Material Adverse Effect. The Borrower is not in violation of any Governmental Rule of any Governmental Authority having jurisdiction, which violation could reasonably be expected to have a Material Adverse Effect.

     (e) Governmental Action. No Governmental Action is required for (i) the execution, delivery and performance by the Borrower of, or compliance by the Borrower with, any of the Basic Documents to which the Depositor is a party, (ii) the purchase or acceptance as a contribution of Loans and Assets from the Depositor, or (iii) the consummation of the transactions required of it by any Basic Document to which it is a party, except such as shall have been obtained before the date hereof, other than the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the sale and contribution of Loans and Assets to the Borrower.

     (f) Licenses. The Borrower possesses all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, and has not received any notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     (g) Litigation. There are no actions or proceedings against, or investigations of, the Borrower currently pending with regard to which the Borrower has received service of process and no action or proceeding against, or investigation of, the Borrower is, to the knowledge of the Borrower, threatened or otherwise pending before any Governmental Authority that (i) would prohibit its entering into any of the Basic Documents to which it is a party or render the Credit Extensions invalid, (ii) seeks to prevent the making of the Credit Extensions or the consummation of any of the transactions contemplated by any of the Basic Documents to which it is a party, (iii) would prohibit or materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, any of the Basic Documents to which it is a party, (iv) that could reasonably be expected to have a Material Adverse Effect or (v) seeking to affect adversely the income tax treatment of the Credit Extensions.

     (h) Investment Company Act. The Borrower is not, and neither the making of the Credit Extensions nor the activities of the Borrower pursuant to the Basic Documents, shall require the Borrower to register as an “investment company” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

     (i) Solvency. The Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and its obligations hereunder; it will not be rendered insolvent by the execution and delivery of any of the Basic Documents to which it is a party or the assumption of any of its obligations thereunder; no petition of bankruptcy (or similar insolvency proceeding) has been filed by or against the Borrower.

     (k) Title. The Borrower has good and valid title to, and the Borrower is the sole owner of, each Loan or Asset transferred by the Depositor to the Borrower, and the Administrative Agent has a first priority perfected Lien in each such Loan and Asset, in each case free and clear of any other Lien. The Borrower acquired title to each of such Loans and Assets in good faith, without notice of any adverse claim.

     (l) Disclosure. None of the Basic Documents to which the Borrower is a party, nor any certificate, statement, report or other document prepared by the Borrower and furnished or to be furnished by it pursuant to any of the Basic Documents to which it is a party or in connection with the transactions contemplated thereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     (m) Brokers. The Borrower has not dealt with any broker or agent or other Person who might be entitled to a fee, commission or compensation in connection with the transaction contemplated by this Agreement or any of the other Basic Documents.

     (n) Chief Executive Offices. The principal place of business and chief executive offices of the Borrower are located at c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, or, with the consent of the Administrative Agent, such other address as shall be designated by the Borrower in a written notice to the other parties hereto.

          SECTION 3.02. Information. The information provided pursuant to Section 5.01 hereof will, at the date thereof, be true and correct in all material respects.

          SECTION 3.03. Use of Proceeds. No proceeds of an Advance made hereunder will be used (i) for a purpose that violates or would be inconsistent with Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction in violation of Section 13 or 14 of the Exchange Act.

          SECTION 3.04. The Depositor. The Depositor hereby makes to the Administrative Agent and each Lender each of the representations, warranties and covenants set forth in Section 3.01 and 3.03 of the Sale and Servicing Agreement as of the Closing Date and as of the date of each Credit Extension (except to the extent that any such representation, warranty or covenant is expressly made as of another date).

          SECTION 3.05. Taxes, etc. Any taxes, fees and other charges of Governmental Authorities applicable to the Borrower and the Depositor, except for franchise or income taxes, in connection with the execution, delivery and performance by the Borrower and the Depositor of each Basic Document to which they are parties, the making of the Credit Extensions or otherwise applicable to the Borrower or the Depositor in connection with the Owner Trust Estate have been paid or will be paid by the Borrower or the Depositor, as applicable, at or prior to the Closing Date or the date of each Borrowing, as applicable, to the extent then due.

          SECTION 3.06. Financial Condition. On the date hereof and on the date of each Borrowing, neither the Borrower nor the Depositor is subject to a Bankruptcy Event or has reason to believe that its insolvency is imminent.

ARTICLE IV

CONDITIONS

          SECTION 4.01. Closing Date. The obligations of the Lenders to make Advances and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

     (a) Documents. A duly executed counterpart of each of the Basic Documents, and each and every document or certification delivered by any party in connection with any of the Basic Documents, and each such document shall be in full force and effect.

     (b) Performance by the Borrower, the Depositor, the Servicer and the Originator. An Officer’s Certificate from of each of the Depositor, the Servicer and the Originator and a certificate of an Authorized Officer of the Borrower, dated the Closing Date, (i) that all the terms, covenants, agreements and conditions of this Agreement and each of the other Basic Documents to be complied with and performed by the Borrower, the Depositor, the Servicer and the Originator on or before the Closing Date have been complied with and performed in all material respects and (ii) that each of the representations and warranties of the Borrower, the Depositor, the Servicer and the Originator made in this Agreement and each of the other Basic Documents are true and correct in all material respects as of the Closing Date (except to the extent they expressly relate to an earlier or later time). In addition, the Administrative Agent shall have received an Officer’s Certificate from the Servicer, dated the Closing Date, that no Servicer Default shall have occurred and be continuing and a certificate of an Authorized Officer of the Borrower, dated the Closing Date, that no Default shall have occurred and be continuing.

     (c) Financial Covenants. An Officer’s Certificate from the Originator, dated the Closing Date, that the Originator is in compliance with the financial covenants set forth in Section 7.01 of the Sale and Servicing Agreement.

     (d) Organization Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Depositor, the Servicer, the Originator and the Borrower, the authorization of the transactions contemplated by each of the Basic Documents to which they are a party and any other legal matters relating to the Depositor, the Servicer, the Originator and the Borrower, this Agreement or such transactions.

     (e) Opinions of Counsel to the Borrower, the Originator, the Servicer and the Depositor. Counsel to the Borrower, the Originator, the Servicer and the

Depositor shall have delivered to the Administrative Agent favorable opinions, dated as of the Closing Date. In addition to the foregoing, the Originator shall have caused its counsel to deliver to the Administrative Agent an opinion to the effect that the Borrower will not be treated as an association (or publicly traded partnership) taxable as a corporation or as a taxable mortgage pool, for federal income tax purposes.

     (f) Opinions of Counsel to the Owner Trustee. Delaware counsel to the Owner Trustee of the Borrower shall have delivered to the Administrative Agent favorable opinions regarding the formation, existence and standing of the Borrower and of the Borrower’s execution, authorization and delivery of each of the Basic Documents to which it is a party and such other matters as the Administrative Agent may reasonably request, dated as of the Closing Date.

     (g) Approvals and Consents. Copies of all Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Basic Documents and the documents related thereto.

     (h) Accounts. Evidence that each Trust Account has been established in accordance with the terms of the Sale and Servicing Agreement.

     (i) Other Documents. Such other opinions, information, certificates and documents as the Administrative Agent may reasonably request.

          The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

          The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Advances and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to 3:00 p.m., New York City time, on July 15, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

          SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Advance, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, on any Credit Extension Date, including any of the foregoing on the Closing Date, is additionally subject to the satisfaction of the following conditions:

     (a) each of the representations and warranties of the Credit Parties, the Depositor, the Servicer and the Originator made in this Agreement and each of the other Basic Documents shall be true and correct on and as of such Credit Extension Date (except to the extent they expressly relate to an earlier or later time);

     (b) at the time of and immediately after giving effect to such Advance or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Servicer Default shall have occurred and be continuing;

     (c) the Administrative Agent shall have received (i) a Borrowing Base Certificate as of such Credit Extension Date demonstrating that, after giving effect to the making of such Advance or the issuance, amendment, renewal or extension of such Letter of Credit, the Revolving Credit Exposure shall not exceed the lesser of the Borrowing Base and the Commitments, (ii) a copy of the S&SA Assignment executed by the Depositor and the Borrower with respect to the Eligible Loans proposed as Collateral for such Advance or Letter of Credit, (iii) a copy of the LPA Assignment executed by the Originator and the Depositor and (iv) such additional information as may be reasonably requested by the Administrative Agent;

     (d) in the case of an Advance denominated in an Agreed Foreign Currency, the Administrative Agent shall have received evidence reasonably satisfactory to it that, as to each Advance (including such Advance) denominated in an Agreed Foreign Currency, there is included in the Loan Pool an Eligible Loan denominated in such Agreed Foreign Currency in a principal amount equal to the amount of such Advance divided by the Purchase Price Percentage (expressed as a decimal) for such Eligible Loan and having a maturity (or interest period) equal to the duration of the Interest Period for such Advance hereunder;

     (e) the Administrative Agent shall have received evidence reasonably satisfactory to it of the completion of all recordings, registrations, and filings as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable, to perfect or evidence (i) the assignment by the Originator to the Depositor of the Originator’s ownership interest in the Owner Trust Estate including the Loans, the Loan Collateral, the Assets and the proceeds of each being conveyed on such Credit Extension Date, (ii) the assignment by the Depositor to the Borrower (or, in the case of REO, the REO Subsidiary) of the Depositor’s ownership interest in the Collateral including such Loans, Loan Collateral, Assets and proceeds, and (iii) the grant of a first priority perfected security interest in the Credit Parties’ ownership interest in the Collateral including such Loans, Loan Collateral, Assets and proceeds, in favor of the

Administrative Agent, subject to no Liens prior to the Lien Granted pursuant to the Guarantee and Security Agreement; and

     (f) each condition set forth in Section 2.06 of the Sale and Servicing Agreement applicable to the Loans, Loan Collateral and Assets being transferred to the Depositor and the Credit Parties on such date shall have been satisfied.

          In addition, the Borrower shall or shall cause the Servicer to deliver to the Collateral Custodian no later than 12:00 p.m. New York time on the Business Day prior to such Credit Extension Date (or, in the case of the acquisition of a Loan or Asset financed with the proceeds of a Swingline Advance, before 3:00 p.m. New York time on such Credit Extension Date), by facsimile transmission or in an electronic format mutually agreed upon by the Servicer and the Collateral Custodian, a copy of the duly executed original Underlying Notes (if any) of the Eligible Loans and the related Assignments of Mortgage (if any) and, if any Loans are closed in escrow, a certificate from the closing attorneys of such Eligible Loans, in form and substance satisfactory to the Servicer and the Administrative Agent, certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Required Loan Documents (including any UCCs included in the Required Loan Documents) shall be in the possession of the Collateral Custodian within two (2) Business Days of any related Credit Extension Date as to such Loans.

          Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) through (f) above. The Administrative Agent shall determine in its reasonable discretion whether each of the above conditions have been satisfied and its determination shall be binding on the parties hereto.

ARTICLE V

AFFIRMATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Advance and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower and the Depositor (as applicable) covenants and agrees with the Lenders that:

          SECTION 5.01. Annual Statement as to Compliance. The Borrower will deliver to the Administrative Agent, within 120 days after the end of each fiscal year of the Borrower (commencing with the first fiscal year ending after the date hereof), an Officer’s Certificate stating, as to the Authorized Officer signing such Officer’s Certificate, that:

     (a) a review of the activities of the Credit Parties during such year and of their performance under this Agreement and each of the other Basic documents has been made under such Authorized Officer’s supervision; and

     (b) to the best of such Authorized Officer’s knowledge, based on such review, the Credit Parties have complied in all material respects with all conditions and covenants under this Agreement and the other Basic Documents throughout such year and that no Default has occurred and is continuing, or, if there has been a default in its compliance with any such condition or covenant, or the occurrence of any Default specifying each such default known to such Authorized Officer and the nature and status thereof.

          SECTION 5.02. Notices of Certain Events; Information. The Borrower and the Depositor will furnish to the Administrative Agent and each Lender prompt written notice of the following:

     (a) Defaults. As soon as possible and in any event within five Business Days after a Responsible Officer obtains knowledge of the occurrence thereof, notice of each Default and Event of Default under the Sale and Servicing Agreement or the Guarantee and Security Agreement.

     (b) Changes in Address. Promptly and in any event within thirty days after the occurrence thereof, written notice of a change in address of the chief executive office or place of organization of any Credit Party, the Originator or the Depositor.

     (c) Other Information. Such information (including financial information), documents, records or reports with respect to the Collateral, including the Loans and the Loan Collateral, the Credit Parties, the Originator, the Servicer or the Depositor as the Administrative Agent on behalf of any Lender may from time to time reasonably request.

          SECTION 5.03. Existence, Etc.

          (a) Existence, Rights and Franchises, Etc. Subject to subparagraph (b) of this Section, the Borrower will keep in full effect its existence, rights and franchises as a statutory trust under the laws of the State of Delaware (unless it becomes, or any successor Borrower hereunder is or becomes, organized under the laws of any other State or of the United States of America, in which case the Borrower will keep in full effect its existence, rights and franchises under the laws of such other jurisdiction) and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Basic Documents to which it is a party and the Collateral. The Borrower shall comply in all respects with the covenants contained in the Trust Agreement, including without limitation, the “special purpose entity” covenants set forth in Section 4.01 thereof.

          The Borrower will cause each of its Subsidiaries to keep in full effect its existence, rights and franchises under the laws of the jurisdiction of its organization and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Basic Documents to which it is a party and the Collateral and in which the failure to obtain or preserve such qualification would have a Material Adverse Effect.

          (b) Successor Owner Trustee. Any successor to the Owner Trustee appointed pursuant to Section 10.3 of the Trust Agreement shall be the successor Owner Trustee under this Agreement without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto.

          (c) Rights of Successor Owner Trustee. Upon any consolidation or merger of or other succession to the Owner Trustee, the Person succeeding to the Owner Trustee under the Trust Agreement may exercise every right and power of the Owner Trustee under this Agreement with the same effect as if such Person had been named as the Owner Trustee herein.

          SECTION 5.04. Access to Information. Each of the Borrower, the Depositor and the Originator and the Subsidiaries of the Borrower and the Depositor shall, on reasonable request no more than twice per calendar year (provided, that if an Event of Default has occurred and is continuing, there shall be no limitation on frequency) during regular business hours, permit the Administrative Agent or any Lender, or their agents or representatives to:

     (a) examine all books, records and other documents (including computer tapes and disks) in the possession or under the control of the Borrower, the Depositor or the Originator or any of the Subsidiaries of the Borrower and the Depositor relating to the Loans, the Assets or the Basic Documents as may be requested (it being understood that the scope of such examination may include a review of the procedures in which loans and other assets are allocated by the Originator to the Borrower and other financing trusts and, consequently, may involve the review of books, records and other documents relating to such procedures and other allocations for other trusts through which the Originator obtains financing for its business operations), and

     (b) visit the offices and property of the Borrower, the Depositor and the Originator and the Subsidiaries of the Borrower and the Depositor for the purpose of examining such materials described in clause (a) above.

          SECTION 5.05. Ownership and Security Interests; Further Assurances. The Originator and the Depositor will take all action reasonably necessary to maintain the respective ownership interests of the Borrower and the other Credit Parties in the Loans, the Assets and the other items sold pursuant to Article II of the Sale and Servicing Agreement. The Borrower and the Depositor will, and will cause their respective Subsidiaries to, take all action necessary to maintain the Administrative Agent’s security interest in the Loans, the Assets and the other items pledged to the Administrative Agent pursuant to the Security Documents.

          The Borrower and the Depositor agree to take, and to cause their respective Subsidiaries to take, any and all acts and to execute any and all further instruments reasonably necessary or requested by the Administrative Agent or any Lender to more fully effect the purposes of this Agreement.

          SECTION 5.06. Covenants. The Borrower and the Depositor shall each duly observe and perform, and cause their respective Subsidiaries to observe and perform, each of their respective covenants set forth in each of the Basic Documents to which they are parties.

          SECTION 5.07. Amendments. None of the Borrower, the Depositor or the Originator nor any of their respective Subsidiaries shall make, or permit any Person to make, any amendment, modification or change to, or provide any waiver under any Basic Document to which the Borrower, the Depositor, the Originator or any of such Subsidiaries, as applicable, is a party without the prior written consent of the Administrative Agent (with the consent of the Required Lenders); provided that, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the Credit Parties from their respective obligations under the Security Documents and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

          SECTION 5.08. Performance of Obligations; Servicing of Loans.

          (a) No Adverse Actions. The Borrower shall not take any action and will use its commercially reasonable efforts not to permit any action to be taken by others that would release any Person from any of such Person’s material covenants or obligations under any instrument or agreement included in the Collateral or that would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such instrument or agreement, except as expressly provided in the Basic Documents or such other instrument or agreement.

          (b) Performance by Servicers, Etc. The Borrower may contract with or otherwise obtain the assistance of other Persons (including, without limitation, the Administrator under the Administration Agreement) to assist it in performing its duties under this Agreement, and any performance of such duties by a Person identified to the Administrative Agent in an Officer’s Certificate of the Borrower shall be deemed to be action taken by the Borrower. Initially, the Borrower has contracted with the Servicer to assist the Borrower in performing its duties under this Agreement.

          (c) Covenants under Loan Instruments. The Borrower will punctually perform and observe all of its obligations and agreements contained in the instruments and agreements included in the Collateral, including but not limited to (i) filing or causing to be filed all UCC financing statements and continuation statements required to be filed by the terms of this Agreement, the Guarantee and Security Agreement and the Sale and Servicing Agreement and (ii) recording or causing to be recorded all Borrower Mortgages, Assignments of Borrower Mortgage, all intervening Assignments of Borrower Mortgage, all Mortgages, Assignments of Mortgage, all intervening Assignments of Mortgage and all assumption and modification agreements required to be recorded by the terms of the Sale and Servicing Agreement, in accordance with and within the time periods provided for in this Agreement and/or the Sale and Servicing Agreement, as applicable. Except as otherwise expressly provided therein, the Borrower shall not waive, amend, modify, supplement or terminate any Basic Document or any provision thereof without the consent of the Administrative Agent and the Required Lenders.

          (d) Servicer Event of Default. If a Servicer Event of Default shall be continuing due to the failure of the Servicer to perform any of its duties or obligations under the Sale and Servicing Agreement with respect to the Loans or the Assets, the Borrower shall take all reasonable steps available to it to remedy such failure.

          (e) Notice of Appointment of Successor Servicer. Upon any termination of the Servicer’s rights and powers pursuant to the Sale and Servicing Agreement, the Borrower shall promptly notify the Administrative Agent. As soon as a successor servicer is appointed, the Borrower shall notify the Administrative Agent of such appointment, specifying in such notice the name and address of such successor servicer.

          (f) Amendments of Loan Instruments. Without derogating from the absolute nature of the assignment granted to the Administrative Agent under the Guarantee and Security Agreement or the rights of the Administrative Agent hereunder, the Borrower agrees (i) that it will not, without the prior written consent of the Administrative Agent, amend, modify, waive, supplement, terminate or surrender, or agree to any amendment, modification, supplement, termination, waiver or surrender of, the terms of any Collateral (except to the extent otherwise permitted by the Sale and Servicing Agreement) or the Basic Documents, or waive timely performance or observance by the Servicer or the Depositor under the Sale and Servicing Agreement; and (ii) that no such amendment shall increase or reduce in any manner the amount of, or accelerate or delay the timing of, distributions that are required to be made for the benefit of the Lenders. If any such amendment, modification, supplement or waiver shall so be consented to by the Administrative Agent, the Borrower agrees, promptly following a request by the Administrative Agent to do so, to execute and deliver, in its own name and at its own expense, such agreements, instruments, consents and other documents as the Administrative Agent may deem necessary or appropriate in the circumstances.

          SECTION 5.09. Treatment of Credit Extensions as Debt for All Purposes. The Borrower shall, and shall cause the Administrator to, treat the Credit Extensions as indebtedness for all purposes.

          SECTION 5.10. Use of Proceeds. The Borrower shall use the proceeds of the Advances solely to finance the purchase of the Loans and the Assets and to pay costs and expenses associated with the Basic Documents.

          SECTION 5.11. Further Instruments and Acts.

          (a) Subsidiary Guarantors. In the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (including any Equity Subsidiary or REO Subsidiary), the Borrower will cause such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, a “Credit Party”) under a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by a Guarantor pursuant to Section 4.01 upon the Closing Date or as the Administrative Agent shall have reasonably requested.

          (b) Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary.

          (c) Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the other Credit Parties to, from time to time execute and deliver all such reasonable supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and will take such other action necessary or advisable to:

     (a) provide further assurance with respect to the Grant of all or any portion of the Collateral;

     (b) maintain or preserve the lien and security interest (and the priority thereof) of this Agreement or carry out more effectively the purposes hereof;

     (c) perfect, publish notice of or protect the validity of any Grant made or to be made by the Guarantee and Security Agreement;

     (d) enforce any rights with respect to the Collateral; and

     (e) preserve and defend title to the Collateral and the rights of the Administrative Agent and the Lenders in such Collateral against the claims of all Persons and parties.

          The Borrower hereby designates the Administrator, its agent and attorney-in-fact to execute any financing statement, continuation statement or other instrument required to be executed pursuant to this Section.

          (d) Special Exclusion for Equity Subsidiaries. Notwithstanding the foregoing, no Equity Subsidiary shall be required to grant any collateral security in any of its assets under the Guarantee and Security Agreement, but shall only be required to be a Subsidiary Guarantor thereunder.

ARTICLE VI

NEGATIVE COVENANTS

          Until the Commitments have expired or terminated and the principal of and interest on each Advance and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that it will not, and will not permit any of its Subsidiaries to:

     (a) except as expressly permitted by the Basic Documents, sell, transfer, exchange or otherwise dispose of any of its properties or assets, including those included in any part of the Owner Trust Estate, unless directed to do so by the Administrative Agent on behalf of the Lenders as permitted herein;

     (b) claim any credit on, or make any deduction from the principal or interest payable in respect of, the Advances (other than amounts properly withheld from such payments under the Code) or assert any claim against any present or former Lender by reason of the payment of the taxes levied or assessed upon any part of the Owner Trust Estate;

     (c) engage in any business or activity other than as expressly permitted by this Agreement and the other Basic Documents, other than in connection with, or relating to, the Credit Extensions pursuant to this Agreement, or amend this Agreement as in effect on the Closing Date other than in accordance with Article IX;

     (d) incur or assume any Indebtedness, or guaranty any indebtedness of any Person, except for such Indebtedness as may be incurred by the Borrower in connection with the Credit Extensions pursuant to this Agreement;

     (e) dissolve or liquidate in whole or in part or merge or consolidate with any other Person;

     (f) (i) permit the validity or effectiveness of this Agreement to be impaired, or permit the Liens granted pursuant to the Security Documents to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations hereunder or under any other Basic Document except as may expressly be permitted hereby, (ii) except as provided in the Basic Documents, permit any Lien to be created on or extend to or otherwise arise upon or burden the Owner Trust Estate or any part thereof or any interest therein or the proceeds thereof (other than, tax liens, mechanics’ liens and other liens that arise by operation of law, in each case, on any Mortgaged Property and arising solely as a result of an action or omission of the related Obligors) or (iii) except as provided in the Basic Documents, permit any Person other than itself, the Owner Trustee, the Administrative Agent and the Lenders to have any right, title or interest in the Owner Trust Estate;

     (g) remove the Administrator without the prior written consent of the Required Lenders;

     (h) take any other action or fail to take any action which may cause the Borrower to be taxable as (x) an association pursuant to Section 7701 of the Code and the corresponding regulations, or (y) as a taxable mortgage pool pursuant to Section 7701(i) of the Code; or

     (i) (i)pay any dividend or make any distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, to the Owner Trustee or any owner of a beneficial interest in the Borrower or otherwise with respect to any ownership or equity interest or security in or of the Borrower or to the Servicer, (ii) redeem, purchase, retire or otherwise acquire for value any such ownership or equity interest or security or (iii) set aside or otherwise segregate any amounts for any such purpose; provided, however, that the Borrower may make, or cause to be made distributions to the Servicer, the Administrative Agent, the Owner Trustee and the Lenders and the holders of the Trust Certificates as contemplated by, and to the extent funds are available for such purpose under, the Sale and Servicing Agreement or the Trust Agreement. The Borrower will not, directly or indirectly, make or cause to be made payments to or distributions from the Trust Accounts except in accordance with this Agreement and the Basic Documents.

ARTICLE VII

EVENTS OF DEFAULT

          If any of the following events (“Events of Default)” shall occur and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (a) notwithstanding any insufficiency of funds in the Distribution Account for payment thereof on the related Payment Date, default in the payment of any interest on any Advance, or reimbursement obligation in respect of any LC Disbursement, within two Business Days of when the same becomes due and payable; or

     (b) notwithstanding any insufficiency of funds in the Distribution Account for payment thereof on the related Payment Date, default in the payment of any installment of the principal required to be made pursuant to the Sale and Servicing Agreement of any Advance or reimbursement obligation in respect of any LC Disbursement (i) on any Payment Date or (ii) on the Commitment Termination Date or, to the extent that there are funds available in the Distribution Account therefor, default in the payment of any installment of the principal of any Advance or reimbursement obligation in respect of any LC Disbursement from such available funds, as a result of the occurrence of a Trigger Event; or

     (c) the occurrence of a Servicer Event of Default; or

     (d) default in the observance or performance of any covenant or agreement of any Credit Party in any Basic Document to which it is a party (other than a covenant or agreement, a default in the observance or performance of which is elsewhere in this Article specifically dealt with), or any representation or warranty of any Credit Party made in any Basic Document to which it is a party or in any certificate or other writing delivered pursuant thereto or in connection therewith proving to have been incorrect in any material respect as of the time when the same shall have been made, and such default shall continue or not be cured, or the circumstance or condition in respect of which such misrepresentation or warranty was incorrect shall not have been eliminated or otherwise cured, for a period of thirty days after there shall have been given to the Borrower by the Administrative Agent or any Lender a written notice specifying such default or incorrect representation or warranty and requiring it to be remedied and stating that such notice is a notice of Default hereunder; or

     (e) default in the observance or performance of any covenant or agreement of the Depositor made in any Basic Document to which it is a party or any representation or warranty of the Depositor (except as otherwise expressly provided in the Basic Documents with respect to representations and warranties regarding the Loans) or Originator made in any Basic Document to which they are a party, proving to have been incorrect in any material respect as of the time when the same shall have been made, and such default shall continue or not be cured, or the circumstance or condition in respect of which such misrepresentation or warranty was incorrect shall not have been eliminated or otherwise cured, for a period of thirty days after there shall have been given, to the Borrower by the Administrative Agent or any Lender a written notice specifying such Default or incorrect representation or warranty and requiring it to be remedied and stating that such notice is a notice of Default hereunder; or

     (f) default in the observance or performance of any covenant or agreement of the Originator made in any repurchase agreement, loan and security agreement or other similar credit facility agreement entered into by the Originator and any third party for borrowed funds in excess of $10,000,000, it being understood that a default under another agreement shall constitute an Event of Default hereunder only when and if the lender or counterparty under the other agreement is presently entitled to exercise default remedies by the terms of that other agreement; or

     (g) the filing of a decree or order for relief by a court having jurisdiction over any Credit Party, the Depositor or the Originator or all or substantially all of the Collateral in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Credit Party, the Depositor or the Originator or for all or substantially all of the Collateral, or the ordering of the winding-up or liquidation of the affairs of any Credit Party, the Depositor or the Originator, and such decree or order shall remain unstayed and in effect for a period of sixty consecutive days; or

     (h) the commencement by any Credit Party, the Depositor or the Originator of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by any Credit Party, the Depositor or the Originator to the entry of an order for relief in an involuntary case under any such law, or the consent by any Credit Party to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Credit Party, the Depositor or the Originator or for any substantial part of the Collateral, or the making by any Credit Party, the Depositor or the Originator of any general assignment for the benefit of creditors, or the failure by any Credit Party, the Depositor or the Originator generally to pay its respective debts as such debts become due, or the taking of any action by any Credit Party, the Depositor or the Originator in furtherance of any of the foregoing;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Advances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Advances so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Advances then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

          Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Basic Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

          The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Basic Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Basic Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Basic Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any

capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Basic Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Basic Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Each Lender by its execution and delivery of this Agreement agrees, as contemplated by of the Guarantee and Security Agreement, that, in the event it shall hold any investments referred to therein, such investments shall be held in the name and under the control of such Lender, and such Lender shall hold such investments as a collateral sub-agent for the Administrative Agent thereunder. The Borrower by its execution and delivery of this Agreement hereby consents to the foregoing.

          The Administrative Agent may resign at any time by notifying the Lenders and the Issuing Lender and (i) so long as no Event of Default has occurred and is continuing, obtaining the consent of the Borrower (which consent may be withheld pending designation of a successor Administrative Agent) or (ii) if an Event of Default has occurred and is continuing, notifying the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Basic Document or any related agreement or any document furnished hereunder or thereunder.

          Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Basic Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of such collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted under the Sale and Servicing Agreement or a disposition to which the Required Lenders have consented.

ARTICLE IX

MISCELLANEOUS

          SECTION 9.01. Notices.

          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (i) if to the Depositor, to CS Funding V Depositor Inc., 4445 Willard Avenue, Chevy Chase, Maryland 20815, Attention: Chief Legal Officer (Telecopy number (301) 841-2380);

     (ii) if to the Borrower, to CapitalSource Funding IV Trust, c/o Wilmington Trust Company, as Owner Trustee, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890 (Telecopy (302) 636-4140, telephone (302) 651-1000);

     (iii) if to the Originator, to CapitalSource Finance LLC, 4445 Willard Avenue, Chevy Chase, Maryland 20815, Attention: Chief Legal Officer (Telecopy number (301) 841-2380);

     (iv) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-8069, Attention of Loan and Agency Services (Telecopy No. (713) 750-2223; Telephone No. (713) 750-3570), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 4th Floor, New York, New York 10017-2014, Attention of Collateral Management Services Group (Telecopy No. (212) 270-4628; Telephone No. (212) 270-7449); in each case with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Financial Institutions Corporate Banking (Telecopy No. (212) 270-1511; Telephone No. (212) 270-9747);

     (v) if to the Issuing Lender, to JPMorgan Chase Bank, N.A., Attention of Letter of Credit Department, 10420 Highland Manor Drive, Floor 4, Tampa, FL 33610-9128, (Telecopy No. (813) 432-5162; Telephone No. (866) 632-5101);

     (vi) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-8069, Attention of Loan and Agency Services (Telecopy No. (713) 750-2223; Telephone No. (713) 750-3570); and

     (vii) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2.06 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          SECTION 9.02. Waivers; Amendments.

          (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower, the Depositor, the Servicer or the Originator therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Credit Extension shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

          (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Depositor, the Servicer, the Originator and the Required Lenders or by the Borrower, the Depositor, the Servicer, the Originator and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

     (i) increase the Commitment of any Lender without the written consent of such Lender,

     (ii) reduce the principal amount of any Advance or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

     (iii) postpone the scheduled date of payment of the principal amount of any Advance or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

     (iv) change Section 2.17(d) without the consent of each Lender affected thereby,

     (v) without the delivery of an opinion of counsel to the Borrower addressing Section 7701 of the Code and the corresponding regulations, create debt obligations with two or more maturities; or

     (vi) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be.

          SECTION 9.03. Expenses; Indemnity; Damage Waiver.

          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (subject to such limitations as are separately agreed in writing between the Borrower and the Administrative Agent), in connection with the preparation and administration of this Agreement and the other Basic Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Basic Documents, including its rights under this Section, or in connection with the Advances made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

          (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of a single counsel for the Indemnitees in each relevant jurisdiction (provided, that if the interests of the Indemnitees conflict with regard to the representation, each Indemnitee having such a conflict shall be reimbursed for the fees, charges and disbursements of its own counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Credit Extension or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any payments that the Administrative Agent is required to make under any indemnity issued to any bank referred to in the Sale and Servicing Agreement to which remittances in respect of the Loans are to be made, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower or any of its Affiliates, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline

Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such.

          (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Advance or Letter of Credit or the use of the proceeds thereof.

          (e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

          SECTION 9.04. Successors and Assigns.

          (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders.

          (i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and its LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee; and

     (B) the Administrative Agent and the Issuing Lender.

          (ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure, the amount of the Commitment or Loans and LC Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

     (B) each partial assignment of any Class of Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Class of Commitments, Loans and LC Exposure;

     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of $3,500 (for which the Borrower and the Guarantors shall not be obligated); and

     (D) the assignee, if it shall not already be a Lender of the applicable Class, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

          (c) Maintenance of Registers by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the

Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Participations. Any Lender may, with the consent of the Borrower, but without the consent of the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

          (f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.

          (g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

          (h) No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.09. Governing Law; Jurisdiction; Etc.

          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Submission to Jurisdiction. Each of the Borrower, the Depositor, the Servicer and the Originator hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Basic documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, the Depositor, the Servicer or the Originator or any of their respective properties in the courts of any jurisdiction.

          (c) Waiver of Venue. Each of the Borrower, the Depositor, the Servicer and the Originator hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 9.11. Judgment Currency. This is a transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Advances denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder.

          If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Basic Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

          SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 9.13. Treatment of Certain Information; Confidentiality.

          (a) Treatment of Certain Information. Each of the Borrower, the Depositor, the Servicer and the Originator acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower, the Depositor, the Servicer or the Originator or one or more of their respective Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and each of the Borrower, the Depositor, the Servicer and the Originator hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Advances, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          (b) Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority),

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Basic Document or any action or proceeding relating to this Agreement or any other Basic Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

          For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, the Depositor, the Originator or any of their respective subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          SECTION 9.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower, the Depositor, the Servicer and the Originator that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each of the foregoing Persons, which information includes the name and address of such Persons and other information that will allow such Lender to identify such Persons in accordance with said Act.

          SECTION 9.15. Covenants of the Borrower. All covenants of the Borrower in this Agreement are covenants of the Borrower and are not covenants of the Owner Trustee. The Owner Trustee is, and any successor Owner Trustee under the Trust Agreement will be, executing this Agreement solely as Owner Trustee under the Trust Agreement and not in its respective individual capacity, and in no case whatsoever shall the Owner Trustee or any such successor Owner Trustee be personally liable on, or for any loss in respect of, any of the statements, representations, warranties or obligations of the Borrower hereunder, as to all of which the parties hereto agree to look solely to the property of the Borrower.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAPITALSOURCE FUNDING V TRUST
By: Wilmington Trust Company, solely as
Owner Trustee and not in its individual
capacity

By:	/s/ Janel R. Havrilla

Name: Janel R. Havrilla
Title: Financial Services Officer

CS FUNDING V
DEPOSITOR INC., as Depositor

By:	/s/ Giles R. Coates

Name: Giles R. Coates
Title: Director-Treasury & Risk Management

CAPITALSOURCE FINANCE LLC, as
Servicer and Originator

By:	/s/ Giles R. Coates

Name: Giles R. Coates
Title: Director-Treasury & Risk Management

LENDERS

JPMORGAN CHASE BANK, N.A.,
individually, as Swingline Lender and as
Administrative Agent

By:	/s/ Christine Herrick

Name: Christine Herrick
Title: Vice President

SCHEDULE I

Commitments

[See definitions of “Commitment” and “Lenders” in Section 1.01]

Name of Lender	Commitment ($)
JPMorgan Chase Bank, N.A.	$300,000,000

SCHEDULE II

MANDATORY COST RATE

Calculation of Mandatory Cost Rate

1.	The MCR Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period for any Advance denominated in English Pounds Sterling (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender participating in such Advance, in accordance with the paragraphs set out below. The MCR Cost will be calculated by the Administrative Agent as a weighted average of such Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from an Applicable Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Applicable Lending Office.

4.	The Additional Cost Rate for any Lender lending from an Applicable Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to an Advance made in English Pounds Sterling:

per cent. per annum.

(b)	in relation to an Advance made in any Alternate Currency other than English Pounds Sterling:

per cent. per annum.

     Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which such Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the MCR Cost and, if applicable, any additional amount of interest specified in Section 2.07(b)) payable for the relevant Interest Period on the Advance.

C	is the percentage (if any) of Eligible Liabilities which such Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000;

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(d)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Applicable Lending Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with an Applicable Lending Office in the same jurisdiction as its Applicable Lending Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the MCR to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule II in relation to a formula, the MCR, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and provide notice to the Company and the Lenders of any amendments which are required to be made to this Schedule 1.01 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

          Reference is made to the Credit Agreement dated as of June 30, 2005 (as amended and in effect on the date hereof, the “Credit Agreement”), between CapitalSource Funding V Trust, CS Funding V Depositor Inc., CapitalSource Finance LLC, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

          The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including the interests set forth below in the Commitment of the Assignor on the Assignment Date and Syndicated Advances owing to the Assignor which are outstanding on the Assignment Date, together with unpaid interest accrued on the assigned Advances to the Assignment Date, the participations in Letters of Credit, LC Disbursements and Swingline Advances held by the Assignor on the Assignment Date, and the amount, if any, set forth below of the fees accrued to the Assignment Date for account of the Assignor. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

          This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.16(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

          This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment
(“Assignment Date”)
[Must be at least five Business Days after execution hereof by all required parties.]:

Principal Amount
Assigned

Commitment Assigned:	$

Syndicated Advances:

Fees Assigned (if any):

The terms set forth above and below are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:

Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:

Name:
Title:

The undersigned hereby consent to the within assignment:

[Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.]

CAPITALSOURCE FUNDING V TRUST

By:

Name:
Title: Administrator

JPMORGAN CHASE BANK, N.A.,

   as Administrative Agent,
   as Swingline Lender
   and as Issuing Lender

By:

Name:
Title: